Exhibit (a)(2)

STATE OF DELAWARE

CERTIFICATE OF AMENDMENT TO

CERTIFICATE OF TRUST

Pursuant to Title 12, Section 3810(b) of the Delaware Statutory Trust Act, the undersigned Trust executed the following Certificate of Amendment:

1.	Name of Statutory Trust: City National Rochdale Reinsurance Premium Fund

2.	The Certificate of Trust is hereby amended as follows:

Please change name of Trust from “City National Rochdale Reinsurance Premium Fund” to “City National Rochdale Select Strategies Fund.”

3.	This Certificate of Amendments shall be effective upon filing.

IN WITNESS WHEREOF, the undersigned have executed this Certificate on the 22nd day of February, 2017 A.D.

/s/ Vernon C. Kozlen Vernon C. Kozlen	Trustee

/s/ James R. Wolford James R. Wolford	Trustee

/s/ Daniel A. Hanwacker Daniel A. Hanwacker	Trustee

/s/ Jay C. Nadel Jay C. Nadel	Trustee

/s/ Andrew S. Clare Andrew S. Clare	Trustee

/s/ Jon C. Hunt Jon C. Hunt	Trustee